UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Concord Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

This filing consists of Questions and Answers for customers and employees of Concord Communications, Inc. (“Concord”) for use by Concord employees.

Concord/Computer Associates Acquisition

Questions and Answers

For Internal Use Only
April 7, 2004

General Questions

Q.	What are Concord and CA announcing?
A.

We have announced that we have signed a definitive agreement for CA to acquire Concord in a cash transaction. The combined company will provide customers with the broadest enterprise systems management solutions available on the market today. Concord’s network services, performance and availability solutions will be a key complement to CA’s Unicenter solution.

Q.	What are the terms of the deal?
A.	CA will acquire Concord for $17 per share or approximately $330 million in cash. Total cash price is approximately $350 million, which includes approximately $20 million in net debt.

Q.	When do you expect the deal to close? What are the approvals that are required for the deal to close?
A.

This deal will need to be approved by the Department of Justice and the Federal Trade Commission, as well as the SEC and Concord’s shareholders. While regulatory approval timelines are not under our control, historical data relative to recent software acquisitions suggests that this deal could close within 3 to 4 months.

Q.	Why did Concord agree to be acquired?
A.

Systems and network management is one of the fastest growing segments in the enterprise software market. As a result, it has attracted major players with significant resources. While Concord has market leading technology, strong intellectual capital, and a premier customer base, we believe that the fastest path to gain significant market share and time to value for our shareholders is to combine with a major market player like Computer Associates.

Q.	Why did Concord decide to work with Computer Associates on an acquisition?
A.

After extensive evaluations, Concord concluded that Computer Associates has significant global resources that could help accelerate our market penetration and drive rapid growth. Furthermore we believe there are a number of important synergies between Computer Associates and Concord.

Computer Associates has made significant investments in the enterprise systems and network management market. Therefore, we believe this deal would further reinforce their focus on this key strategic area. We believe Concord’s management solutions would extend Computer Associates’ ability to deliver on its Enterprise IT Management strategy, which is designed to help customers simplify management of their IT infrastructures, increase utilization rates, accommodate both real-time and on-demand needs and better align IT infrastructure with the operations of their business. We also believe the addition of Concord’s offerings to CA’s management suite enables the delivery of a complete, integrated and open solution.

Computer Associates’ marketing and sales resources, combined with its very large customer base, will enable Concord to penetrate companies and regions that the company might not have been able to reach as quickly on its own. Like Concord, Computer Associates is located on the east coast, and has a number of development and sales offices throughout the world.

Q.	Does this acquisition affect any of Concord’s current product plans?
A.

Until we get regulatory approval we cannot complete the integration plan. However, Computer Associates’ interest in this acquisition is due to Concord’s strong technology solutions, the expertise of its people and its strong customer base.

Q.	How will Concord’s product line be integrated with Computer Associates product line?
A.	Computer Associates is seeking to leverage Concord’s strong assets in the systems and network management market.

We anticipate gaining regulatory approval within 90 days. However, until the acquisition formally closes, Concord will operate as an independent business.

Q.	When will Computer Associates begin to sell Concord’s products?
A.	After the transaction has received regulatory approval, the sales and marketing strategy and organizational structure to support that strategy for Concord’s products will be announced.

Employee Specific Questions

Employment:

Q.	How does this announcement affect my job, salary and benefits for the period prior to closing?
A

Today’s announcement will not have any immediate effect on your job. We expect that you will continue to perform in the same role, at the same rate of pay and with your current benefits until the closing.

Q.	Will my job be affected after the acquisition closes?
A.

One of the major reasons Computer Associates is interested in Concord is because of our team of people and the intellectual capital Concord’s people bring to this transaction. Therefore, it is anticipated that Concord’s operations will be integrated with CA’s Business Unit group and that the vast majority of Concord’s approximately 640 employees will remain with Computer Associates. As in all acquisitions, there will most likely be some overlap, and there may be some positions that will be eliminated.

Q.	When will I know if my position is going to be eliminated?
A.

We expect that after the acquisition closes, an integration team made up of representatives from both Computer Associates and Concord will work together to understand the synergies and overlaps that may exist in each functional area and will confirm as soon as possible if any positions will be eliminated.

Q.	Will I receive severance if my job is eliminated?
A.	Severance is in the process of being evaluated. Additional details will be provided before the transaction closes.

Q.

Will Marlborough or Portsmouth based Concord employees be moved to Computer Associates’ corporate headquarters or will Computer Associates maintain offices in the area? Will Concord employees in other locations be required to move?

A.

In any acquisition, companies will look for opportunities to consolidate operations. Both Concord and Computer Associates do have major locations in Massachusetts and CA has a small office in Portsmouth, NH. It is expected that these locations will be looked at during the integration process. However, these decisions will not be made until after the transaction closes.

Q.	Will there be a freeze on travel or other activities as a result of this announcement?
A.	No, it will be business as usual at Concord until the transaction is completed. All operations will continue as before.

Benefits:

Q.	Will my pay and benefits change when the transaction closes?
A.

Both Concord and Computer Associates use similar surveys to benchmark pay and benefits. It is expected that generally there will be no change in pay levels or in the aggregate level of benefits that Concord offers today. After the closing, the Human Resources departments at both companies will work on a plan to integrate salary and benefit plans. Until the closing of this transaction all Concord benefits will remain in effect.

Q.	What will happen to Concord stock options?
A.

At the closing date of the merger, each outstanding option to purchase Concord common stock and the grant price would be converted to outstanding options to purchase Computer Associates common stock based on a conversion ratio. The conversion ratio will be calculated based on the $17 per share purchase price of the Concord stock divided by the average of Computer Associates’ closing prices for the 5 days prior to the closing of the transaction.

Q.	What will happen to Concord’s vesting schedules?
A.

Upon closing, the vesting schedule for your newly issued Computer Associates options would be based on the vesting schedule based on your Concord options. For example, if 50% of your options have vested at the time of the deal closing, then 50% of your newly issued Computer Associates options would also be vested. The unvested options would continue to vest in accordance with their terms.

Q.	Can I still sell stock before the transaction closes? Will there still be blackout dates?
A.	Yes, you can still sell stock as long as there is not a blackout period. There will continue to be blackout periods, as usual, under Concord’s policy until the transaction closes.

In addition, there may be a brief blackout period with respect to the exercise of options following the closing, which will be communicated to you in advance.

Q.	What will happen to the Concord ESPPs?
A.	The current offering period will run its planned course, closing on April 30, 2005. There will not be a new offering period commencing on May 1, 2005.

Communication:

Q.	How will Concord employees be kept informed of the integration plans?
A.	Departmental updates will be provided as appropriate.

Q.	Who do I call with any questions about the acquisition?
A.

Please refer your questions to your current manager. If your manager cannot answer your question, please send an email to integration@Concord.com and your question will then be routed to the appropriate individual. We will aim to answer your question within 48 hours.

Q.	What do I do if a customer wants to speak with Computer Associates about the acquisition and future plans?
A.

We cannot speak about the joint plans between the two companies until the acquisition has been closed. We must operate as independent companies until that time. After the close date and as soon as we have the joint plans completed, we will provide those details.

Questions on Computer Associates

Q.

What does Computer Associates specialize in?

A.

Computer Associates is a publicly traded software company with approximately 15,000 employees headquartered in Islandia, New York. They are a global company with operations in more than 50 countries. Computer Associates had $3.2B in revenue for fiscal year 2004 with a market cap of $16B.

Computer Associates is a leading worldwide provider of solutions and services for the management of IT infrastructure, business information and application development. Computer Associates’ solutions address an extensive range of management challenges across the full range of heterogeneous distributed and mainframe platforms found in today’s enterprise environments.

Q.

Is Computer Associates public?

A.	Yes. They are listed on the New York Stock Exchange under the symbol CA.

Q.

When was Computer Associates founded?

A.

Computer Associates was founded in 1976

Q.	What are Computer Associates’ revenues?
A.	Computer Associates’ revenues are $3.2B.

Q.

Who does Computer Associates compete with?

A.	Computer Associates today competes with a broad range of major enterprise software vendors including IBM, HP, Oracle and Symantec.

Q.	How many customers does Computer Associates have and who are some of their key clients?
A.	They have approximately 95% of the Fortune 500 as customers and many other major accounts across the globe.

Q.	Do Concord and Computer Associates have any joint customers today?
A.	Yes, we do have some joint customers today.

Q.	How will the combination of Concord and Computer Associates enhance the combined company’s market position?
A.

We believe there are a number of important synergies between Computer Associates and Concord. We expect the combination of our two companies would carry forward our commitment to solve customer’s greatest enterprise management challenges. In addition, Computer Associates would bring significant sales and marketing reach to Concord to drive more rapid penetration into the global identity and access management segment of the market.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Concord’s operations into those of CA; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Concord; the failure to protect either party’s intellectual property rights may weaken its competitive position; certain software is licensed from third parties who require, among other things, the payment of royalties, which could affect the development and enhancement of either party’s products; customer decisions are influenced by general economic conditions; third parties may claim that either party’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect either party’s business; the volatility of the international marketplace; and the other factors described in CA’s Annual Report on Form 10-K for the year ended March 31, 2004 and its most recent quarterly report filed with the SEC, and Concord’s Annual Report on Form 10-K for the year ended December 31, 2004.  CA and Concord assume no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Concord by CA. In connection with the proposed acquisition, CA and Concord intend to file relevant materials with the SEC, including Concord’s proxy statement on Schedule 14A. STOCKHOLDERS OF CONCORD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING CONCORD’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Concord stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Concord. Such documents are not currently available.

Participants in Solicitation

CA and its directors and executive officers, and Concord and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Concord common stock in respect of the proposed transaction. Information about the directors and executive officers of CA is set forth in the proxy statement for CA’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2004. Information about the directors and executive officers of Concord is set forth in the proxy statement for Concord’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2005. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.